UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 15, 2012

Jones Soda Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-28820	52-2336602
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 1st Avenue South, Suite 100, Seattle, Washington		98134
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-624-3357
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 15, 2012, Jones Soda Co. received written notification from The Nasdaq Stock Market granting us an additional 180 day period (until September 10, 2012) to regain compliance with the bid price deficiency.

As previously reported, on September 16, 2011, we received a deficiency letter from The Nasdaq Stock Market indicating that, for the previous thirty consecutive business days ending September 15, 2011, the bid price for our common stock closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2).  In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days (until March 14, 2012) to regain compliance.  Although we failed to satisfy the minimum bid price for our common stock by March 14, 2012, we were eligible under the Nasdaq rules for an additional 180 day compliance period (until September 10, 2012), because we met the continued listing requirement for market value of publicly held shares set forth in Market Place Rule 5550(a) and all other initial listing standards for the Nasdaq Capital Market set forth in Marketplace Rule 5505, with the exception of the bid price.  We provided written notice to Nasdaq of our intention to cure the bid price compliance deficiency during the second compliance period, by effecting a reverse stock split, if necessary.  If we are unable to regain compliance by September 10, 2012, we would have an opportunity to appeal the delisting determination to a Nasdaq Hearings Panel.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

Date: March 15, 2012	By:	/s/ James P. Stapleton
James P. Stapleton, Chief Financial Officer